Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
1.Registration Statement (Form S-8 No. 333-187860) pertaining to the 2002 Equity Incentive Plan, 2012 Equity Incentive Plan, 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc.,
2.Registration Statement (Form S-8 Nos. 333-194408, 333-202582, 333-209802, 333-216396, 333-223344, 333-230071, 333-233115, 333-236610, 333-253494, 333-263131, and 333-270210) pertaining to the 2013 Equity Incentive Plan and 2013 Employee Stock Purchase Plan of Chimerix, Inc., and
3.Registration Statement (Form S-3 No. 333-255810) of Chimerix, Inc.;
of our report dated February 29, 2024, with respect to the consolidated financial statements of Chimerix, Inc. included in this Annual Report (Form 10-K) of Chimerix, Inc. for the year ended December 31, 2023.

/s/ Ernst & Young LLP

Raleigh, North Carolina
February 29, 2024